Exhibit 99.1

T-Mobile US, Inc. (TMUS)
Tax Reporting of Subscription Rights to Purchase Shares of Common Stock
that were Issued on June 26, 2020

In connection with a monetization by a subsidiary of SoftBank Group Corp. (“SoftBank”) of a portion of its shareholdings in T-Mobile US, Inc. (“T-Mobile” or the “Company”), each shareholder of the Company’s common stock (the “Common Stock”) received a subscription right (the “right”) to purchase 0.05 shares of T-Mobile Common Stock for each full share of T-Mobile Common Stock that such shareholder owned as of 5:00 p.m. (E.T.) on June 25, 2020 (the “Record Date”).  This means that each shareholder received a number of rights that entitled such shareholder to purchase 1 share of T-Mobile Common Stock for each 20 shares owned by such shareholder as of the Record Date.  There was no charge to shareholders in connection with the distribution of the rights.  If not exercised, the rights expired on July 27, 2020 at 5:00 p.m. (E.T.).  The remainder of this document discusses the potential U.S. federal income tax consequences to United States persons of various outcomes associated with the rights.  This document is not intended to replace or amend the Prospectus Supplement, dated June 23, 2020, which was filed with the Securities and Exchange Commission in connection with the rights offering and contains a discussion of “Material U.S. Federal Income Tax Considerations.”  Recipients of the rights should consult their own tax advisors to discuss the tax consequences associated with their receipt, sale, exercise or expiration of the rights.

The Company has determined the fair market value of each right to be $0.26 upon issuance.  As described in the Prospectus Supplement, the Company and SoftBank agreed to treat the receipt of the rights as a taxable transaction by United States persons, resulting in the recognition of ordinary taxable income in the amount of the fair market value of the rights at issuance.  Consistent with that view, the $0.26 per right fair market value is expected to be used for purposes of any required tax reporting (e.g., Form 1099-MISC) to recipients after the close of the 2020 calendar year in connection with the issuance of the rights.  Once included in taxable income, the fair market value at issuance of $0.26 per right becomes the recipient’s tax basis in that right.  Because the Company cannot dictate the tax reporting done by brokers in this instance, it is possible that tax basis information reported by certain brokers to recipients and the IRS will not match the $0.26 per right fair market value described herein.  Care should be taken by recipients to ensure that their tax basis in the rights matches the amount included in taxable income.

There were three possible outcomes for recipients of rights: (1) the rights could be exercised to purchase shares of Common Stock; (2) the rights could be sold; or (3) the rights could expire unexercised.  The discussion and examples below assume the recipients of the rights recognized ordinary taxable income of $0.26 per right upon receipt of the rights.

Exercised
If the right was exercised, there was no tax impact associated with the exercise of the right.  The tax basis of each share of Common Stock purchased would be equal to the cash paid for the share ($103 per share), plus the total of the taxable value of the rights surrendered for the share upon exercise ($0.26/right, or $5.20 per share ($0.26 per right x 20 rights to purchase single share)).

Sold
If the right was sold, the seller would generally recognize short-term capital gain or loss upon a sale of the right.  The capital gain or loss would be equal to the difference between the proceeds from the sale of the right and the taxable value of the right ($0.26/right).

Expired
If the right was allowed to expire unexercised, the taxable value of the right ($0.26/right) would generally be recognized as a short-term capital loss upon expiration.

Examples

Facts:  Joe owns 5,000 shares of T-Mobile Common Stock.  On June 26, 2020, he receives 5,000 rights, which entitle him to purchase an additional 250 shares of T-Mobile Common Stock at a price of $103 per share.  Joe recognizes $1,300.00 of taxable income upon receipt of the rights ($0.26 per right x 5,000 rights received).

Exercise of Rights and Tax Basis of Shares
	$/Unit	# of Units	Total Value
Fair Market Value of Rights	$0.26	5,000	$1,300.00
Plus: Purchase Price of Shares	$103.00	250	$25,750.00
Total Tax Basis of Shares			$27,050.00

There is no taxable income related to exercising the rights. Joe’s tax basis in the new shares purchased is $108.20 per share.

Sale of Rights
Joe sells the Rights for $0.30/Right.
	$/Right	# of Rights	Total Value
Proceeds	$0.30	5,000	$1,500.00
Less: Tax Basis in Rights	$0.26	5,000	$1,300.00
Capital Gain on Sale of Rights			$200.00
Short-term capital gain or loss is generally recognized on the difference between proceeds from sale of rights and tax basis in rights.

Rights Expire Unexercised
	$/Right	# of Rights	Total Value
Proceeds	$0.00	5,000	$0.00
Less: Tax Basis in Rights	$0.26	5,000	$1,300.00
Capital Loss on Expiration			($1,300.00)
Short-term capital loss is generally recognized in an amount equal to the tax basis in the rights.

A recipient of rights that fully exercised its rights and received additional shares of Common Stock pursuant to its exercise of “over-subscription rights” (as defined in the Prospectus Supplement) should consult its tax advisor.

The information in this document does not constitute tax advice and is not intended to be used, and cannot be used, for purposes of (i) avoiding penalties under the Internal Revenue Code, or (ii) promoting, marketing or recommending any transaction or matter addressed herein.  Shareholders should consult their own tax advisors and the Prospectus Supplement, dated June 23, 2020, under the heading “Material U.S. Federal Income Tax Considerations.”